Exhibit 99.1

Altera Receives Nasdaq Notice Regarding Delayed Filing of Form 10-Q

SAN JOSE, Calif.—(BUSINESS WIRE)—May 17, 2006—Altera Corporation (Nasdaq:ALTR) today announced that it has received a Nasdaq Staff Determination notice stating that the company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed its Quarterly Report on Form 10-Q for the period ended March 31, 2006. The Nasdaq Staff Determination notice indicated that Altera’s securities will be delisted from the Nasdaq Stock Market unless Altera requests a hearing before a Nasdaq Listing Qualifications Panel. Accordingly, Altera will request a hearing to review the Nasdaq Staff Determination. Pending a decision by the hearing panel, Altera’s common stock will remain listed on The Nasdaq National Market. However, there can be no assurance that the hearing panel will grant the company’s request for continued listing.

On May 8, 2006, Altera announced that its board of directors has established a special committee of independent directors to review the company’s historical stock option practices and related accounting and that as a result of this review, the company would not be able to file its Quarterly Report on Form 10-Q for the period ended March 31, 2006. The special committee is being assisted by independent legal counsel and outside accounting experts. Altera intends to file its Form 10-Q as soon as practicable after completion of the special committee’s review.

Forward-Looking Statements

This press release contains forward-looking statements concerning Altera’s plans to request a hearing before a Nasdaq Listing Qualifications Panel as well as Altera’s review of its historical option practices. There can be no assurance concerning the outcomes of the hearing request and the review. Investors are cautioned that all forward-looking statements in this release also involve risks discussed in the company’s Form 10-K filed with the Securities and Exchange Commission on March 14, 2006. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate differentiate, and win in their markets. Find out more at http://www.altera.com.

Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.

CONTACT: Altera Corporation

Scott Wylie, 408-544-6996 (Investors)

swylie@altera.com

Anna Del Rosario, 408-544-6397 (Media)

anna.delrosario@altera.com

SOURCE: Altera Corporation